June 26, 2003

Frontier Airlines, Inc.
Denver, Colorado

Ladies and Gentlemen:

We have audited the balance sheets of Frontier  Airlines,  Inc. (the Company) as of
March 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash  flows for each of the years in the  three-year period ended March 31, 2003, and have  reported  thereon  under date of May 22, 2003.  The  aforementioned  financial statements  and our audit report  thereon are included in the Company's  annual report on
Form 10-K for the year ended March 31, 2003. As stated in note 1 to those financial statements, the Company changed its method of accounting for the cost of major overhaul maintenance activities from the accrual method of accounting to the direct-expense  method and states that the newly adopted accounting  principle is preferable in the circumstances. Under the new accounting method, maintenance costs are recognized as expense as maintenance services are performed and as flight hours are flown for nonrefundable maintenance payments required by lease  agreements.  Also, as stated in note 1, the Company believes the newly adopted accounting  principle is preferable in the circumstances  because the maintenance  expense is not recorded until there is an obligating  event (when the maintenance  event is actually being performed or flight hours are actually flown),  the direct expense method eliminates significant  estimates and judgments  inherent under the accrual method,  and it is the predominant  method used in the airline industry.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment, and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned  accounting change,  authoritative criteria have not been established for evaluating the  preferability of one acceptable method of accounting over another  acceptable  method.  However,  for purposes of the Company's  compliance  with the requirements  of the Securities and Exchange  Commission,  we are furnishing this letter.

Based on our review and discussion,  with reliance on management's  business judgment and planning, we concur that the newly adopted method of accounting is preferable in the
Company's circumstances.

Very truly yours,

KPMG LLP